Stephen B. Schneer, LLC
                          605 Third Avenue, Suite 1100
                               New York, NY 10158
                               Tel. (212) 972-1100
                               Fax (212) 983-5271


                                   May 16, 2002


United States Securities and Exchange Commission
Washington, DC 20549

Re: Withdrawal of Registration Statement on Form SB-2
            AMP Productions, Inc.
            File No. 333-59204

Dear Sir or Madam:

Pursuant to Rule 477 under the Securities Act of 1933, as amended, the undersigned registrant hereby requests that its Registration Statement on Form SB-2 be withdrawn from registration immediately due to market conditions. None of the shares covered by said Registration Statement have been sold.


                                                     Very truly yours,
                                                     Stephen B. Schneer LLC


                                                  By:Stephen B. Schneer
                                                     -----------------------
                                                     Stephen B. Schneer